EXHIBIT 11
                                CenturyTel, Inc.
                       COMPUTATIONS OF EARNINGS PER SHARE
                                   (UNAUDITED)
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                                                                                 Three months
                                                                                ended March 31,
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                                                                         2003                      2002
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                                                                      (Dollars, except per share amounts,
                                                                           and shares in thousands)

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Income (Numerator):
    Income from continuing operations                            $      83,919                    43,117
    Discontinued operations, net of tax                                      -                    27,650
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Net income                                                              83,919                    70,767
Dividends applicable to preferred stock                                   (100)                     (100)
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Net income applicable to common stock                                   83,819                    70,667
Dividends applicable to preferred stock                                    100                       100
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Net income as adjusted for purposes of computing
  diluted earnings per share                                     $      83,919                    70,767
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Shares (Denominator):
Weighted average number of shares:
      Outstanding during period                                        143,034                   141,277
      Employee Stock Ownership Plan shares not
        committed to be released                                          (133)                     (226)
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Number of shares for computing basic earnings per share                142,901                   141,051

Incremental common shares attributable to dilutive securities:
      Shares issuable under convertible securities                         435                       435
      Shares issuable under stock option plan                              461                     1,168
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Number of shares as adjusted for purposes of computing
  diluted earnings per share                                           143,797                   142,654
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Basic earnings per share
    From continuing operations                                   $         .59                       .30
    Discontinued operations                                      $           -                       .20
    Basic earnings per share                                     $         .59                       .50

Diluted earnings per share
    From continuing operations                                   $         .58                       .30
    Discontinued operations                                      $           -                       .19
    Diluted earnings per share                                   $         .58                       .50
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